UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/09/2006

A.D.A.M., Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26962

Georgia	58-1878070
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1600 Riveredge Parkway, Suite 800, Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

770-980-0888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Amendment to Employment Agreement of Robert S. Cramer, Jr.

On January 9, 2006, Robert S. Cramer, Jr. and A.D.A.M., Inc. (the "Company") entered into a Second Amendment (the "Second Amendment") to the Second Amended and Restated Employment Agreement dated May 10, 2005, as amended by an Amendment to the Second Amended and Restated Employment Agreement dated October 3, 2005 (as amended, the "Original Agreement"). Under the terms of the Second Amendment Mr. Cramer will no longer serve as Chief Executive Officer of the Company but shall continue to serve as the Company's Chairman. Mr. Cramer's annual base salary was reduced from $250,000 to $175,000.

On December 28, 2005, the Company paid Mr. Cramer a one-time bonus of $190,441.06, less applicable withholdings, in full satisfaction of the Company's obligation to pay Mr. Cramer additional Non-Discretionary Bonuses pursuant to Section 2.2 of the Original Agreement. Mr. Cramer remitted the net proceeds from this one-time bonus payment back to the Company in full satisfaction of Mr. Cramer's obligations for payment of principal and interest under a full-recourse promissory note with an original principal balance of approximately $341,000 made by Mr. Cramer in favor of the Company on May 30, 2001.

Amendment to Employment Agreement of Kevin S. Noland

On January 9, 2006, Kevin S. Noland and the Company entered into a Third Amendment (the "Third Amendment") to the Employment Agreement dated February 21, 2002, as amended by a First Amendment to Employment Agreement dated March 14, 2005 and further amended by a Second Amendment to Employment Agreement dated October 3, 2005 (as amended, the "Employment Agreement"). Under the terms of the Third Amendment, the Noland will serve as the Chief Executive Officer of the Company, in addition to his position as President of the Company.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 9, 2006, the Board of Directors of the Company appointed Mr. Noland to succeed Mr. Cramer as the Company's Chief Executive Officer. Mr. Noland will retain his position as President of the Company. Mr. Cramer will continue to serve as Chairman of the Company.

Mr. Noland, age 43, has served as the Company's President since January 2004 and as the Company's Chief Operating Officer since September 2000. He served as Director of Marketing of the Company from 1996 to 1998 and was named Vice President of Marketing and Corporate Communications in 1999.

Prior to his appointment as Chief Executive Officer, Mr. Noland had entered into the Employment Agreement with the Company, which continues indefinitely until terminated in accordance with its terms. Mr. Noland is entitled to receive a base annual salary of $225,000, which may be increased in the discretion of the Board of Directors. The Employment Agreement may be terminated by either party with or without cause. In the event the Employment Agreement is terminated by the Company without cause or by Mr. Noland with cause, the Company will continue to pay Mr. Noland's then-current base salary for a period of two years following the termination date. The Employment Agreement also contains two-year confidentiality and employee non-solicitation provisions and one-year non-competition and customer non-solicitation provisions.

In connection with Mr. Noland being appointed Chief Executive Officer, the Company and Mr. Noland entered into the Third Amendment. The information set forth above under Item 1.01 related to the material terms of the Third Amendment is hereby incorporated by reference into this Item 5.02.

On January 11, 2005, the Company issued a press release announcing that Mr. Noland has been named to serve as the Company's President and Chief Executive Officer. The press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.    Financial Statements and Exhibits

The following exhibit is filed with this report:

Exhibit No.        Description

99.1                Press release dated January 11, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.D.A.M., Inc.

Date: January 13, 2006	By:	/s/ Kevin S. Noland
Kevin S. Noland
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated January 11, 2006.